Exhibit (10)(p)
2006 Compensation Arrangements
On February 9, 2006, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the “Company”) approved the annual base salaries effective March 1, 2006, the short term incentive payments (cash performance bonus) for 2005, and payments for previously granted performance share units for the three-year period ending December 31, 2005, for executive officers of the Company. The compensation for the CEO was ratified by the Board of Directors.
Salary and Cash Bonus
The Compensation Committee authorized the payment of annual bonus awards to each of the Company’s executive officers for the year ended December 31, 2005 under the Vulcan Materials Company Executive Incentive Plan (“EIP”) or the Management Incentive Plan (“MIP”). No executive may participate in both plans concurrently. The annual incentive awards, shown on the table below, were made within the maximum payable established under the Plans and were based on achieving previously established financial objectives. The EIP is intended to ensure the tax deductibility of the bonus for the Company. Total incentive payments to executive officers participating in the EIP in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year. Total payments under the MIP in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year.
The following table sets forth the annual base salary and cash bonus for the executive officers who will be included as the Named Executive Officers in the Company’s 2006 proxy statement. Please note that any changes to base salaries do not become effective until March 1 of each year. Consequently, the 2005 base salary shown in the table below is a higher amount than the actual salary earned from January 1 through December 31, 2005. The actual salary earned for 2005 is the amount that will be reflected in the Summary Compensation table in Vulcan’s Proxy Statement for its 2006 Annual meeting.

			New Base
			Salary	Bonus
Named Executive	Title	Year	($)	($)
James, Don	Chairman and Chief Executive Officer	2006	1,125,000	2,700,000
		2005	1,060,000	1,400,000

Badgett, Mac	Senior Vice President, Construction Materials	2006	445,000	400,000
		2005	425,000	280,000

Denson, Bill	Senior Vice President, General Counsel and Secretary	2006	360,000	475,000
		2005	345,000	250,000

Sansone, Dan	Senior Vice President, Chief Financial Officer and Treasurer	2006	445,000	563,000
		2005	430,000	220,000

Smack, Jim	Senior Vice President, Construction Materials	2006	440,000	393,000
		2005	425,000	260,000

Long-Term Incentive Award Payments
The Compensation Committee also authorized payments to the Company’s executive officers for the Performance Share Units previously granted pursuant to the Company’s 1996 Long-Term Incentive Plan. The payments were based on internal performance measures along with changes in the market value of our common stock and total shareholder return versus a preselected comparison group.
The following table sets forth the amount earned for the previously granted 2003 Performance Share Units for the period ending December 31, 2005. Note that the value will be paid in approximately 50% cash and 50% stock.

		Performance	Original	Units	Value
Named Executive	Title	Period	Grant	Earned	($)
James, Don	Chairman and Chief Executive Officer	1/1/2003 - 12/31/2005	37,000	58,534	4,623,601
Badgett, Mac	Senior Vice President, Construction Materials	1/1/2003 - 12/31/2005	7,000	9,667	763,596
Denson, Bill	Senior Vice President, General Counsel and Secretary	1/1/2003 - 12/31/2005	4,600	7,277	574,810
Sansone, Dan	Senior Vice President, Chief Financial Officer and Treasurer	1/1/2003 - 12/31/2005	3,600	5,112	403,797
Smack, Jim	Senior Vice President, Construction Materials	1/1/2003 - 12/31/2005	4,100	5,662	447,241